EXHIBIT 99.1

                AVON REPORTS RECORD SALES AND EARNINGS PER SHARE
                        FOR FOURTH QUARTER AND FULL YEAR

                      ------------------------------------

                      Fourth Quarter E.P.S. Up 4% to $.58;
                Sales Rise 1% but Increase 8% in Local Currencies

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               Full-Year E.P.S. Up 11% Excluding One-Time Charges

                      ------------------------------------




         NEW YORK, January 26, 2000 -- Avon Products, Inc. (NYSE:AVP) today reported that earnings per share in the fourth quarter of 1999 increased 4% to a record $.58 per share, versus $.56 per share in the fourth quarter of 1998. The 1999 per-share figures, which are the same on a basic and diluted basis, are in line with guidance given by the company in late September and early December, and exceed the consensus estimate of $.56 per share among Wall Street analysts.

         Sales in the quarter were also at a record level, rising 1% to $1.57 billion, versus $1.55 billion a year ago. Excluding the impact of foreign currency translation, sales increased 8%, driven by sound fundamentals, including a strong 11% unit growth and a healthy 10% increase in the number of sales representatives worldwide.

         Gross margin improved by 0.4 points to 61.3% in the quarter and operating margin improved by 0.9 points to 15.9% -- the highest level in 7 years. The company's continuing success with Business Process Redesign (BPR) initiatives contributed to the profit improvement.


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         Operating profit rose 7% in the quarter. However, several non-operating items -- principally higher foreign exchange losses and higher interest expense to fund share repurchases -- resulted in a net income decline of 4% to $141.7 million, versus $148.1 million in the 1998 period.

         Earnings per share in the quarter reflect a decrease of about 20 million in the average number of shares outstanding versus prior year, as a result of accelerated share repurchases by the company in 1999.

         Commenting on the performance, Andrea Jung, Avon's president and chief executive officer, said, "We finished the quarter on a strong note and we're seeing continued momentum into 2000. Our global portfolio is very healthy, with significant year-over-year gains in the quarter in Asia and Europe, as well as a solid profit performance in the U.S. In addition, all geographic regions -- most importantly including the U.S. -- posted excellent unit growth and the highest operating margins in recent years, indicating the underlying strength of our direct selling operations around the world."

         Ms. Jung also said, "We are committed to making meaningful investments this year to strengthen our core business and enhance our brand image, while at the same time, continuing to improve our operating margins. We are confident that our strategic initiatives will enable us to expand Avon's customer base and accelerate revenue growth."

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Regional Performance

         International sales in the fourth quarter of 1999 increased 3% (up 14% in local currency terms). International units and active representatives rose by 14% and 12%, respectively. International operating profit increased 16%, with gross margin advancing 1.3 points to 63.7% and operating margin improving 2.5 points to 21.9%.

         In Asia, sales in the quarter rose 21% (up 13% in local currencies). Every market generated double-digit sales growth, reflecting the strength of Avon's business throughout the region and the continuing economic recovery there. The sales gains were driven by a 15% increase in units and an 8% rise in active representatives. Operating profit in Asia surged 56% and operating margin advanced 4.3 points to 19.2%.

         In Europe, sales advanced 4% in the quarter (up 15% in local currencies). Units grew 29%, driven by strong gains in the U.K. and Central/Eastern Europe, and the number of active representatives climbed 26%. Operating profit in Europe increased 31% and operating margin improved by 4.1 points to 19.9% -- a record level. The dramatic profit gain was due to continued rapid growth in Central/Eastern European markets and a significant year-over-year improvement in Russia.

         In Latin America, sales in the quarter declined 5% due principally to the maxi-devaluation of Brazil's currency early in 1999. Sales in the region rose 13% in local currencies. Units and active representatives each increased 8% despite economic volatility in some major markets.

         Operating profit in Latin America was flat versus the prior year's exceptionally strong fourth quarter. Brazil's business was very healthy, with double-digit growth in both local currency sales and units, but profits declined 23% in the quarter, reflecting the

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1999 currency devaluation. However, Brazil's profit decrease was offset in the region by growth in Mexico, Venezuela and Central America. Latin America's operating margin in the quarter improved by 1.2 points to 24.6%.

         In the U.S., sales in the quarter rose 1%. Sales of Cosmetics, Fragrance and Toiletries (CFT) were even with 1998, which represents a significant improvement from the third quarter, when CFT sales declined 10% versus prior year. Unit growth in the U.S. was the strongest in over two years, with total units up 7% and CFT units up an impressive 9%.

         Quarterly operating profit in the U.S. exceeded $100 million for the first time ever, rising 8%, on top of the 23% increase in last year's fourth quarter. Operating margin advanced 1.4 points to 19.1%, which was the highest fourth quarter level in over 10 years.

Record Results for Full-Year 1999

         For the full-year 1999, Avon reported that diluted earnings per share before one-time charges rose 11% to a record $1.64, versus $1.48 per share for full-year 1998. Both years included one-time charges related to the company's BPR program.

         In 1999, one-time charges totaled $151.2 pretax ($121.9 million after tax or $.47 per diluted share). Charges in 1998 totaled $154.4 pretax ($122.8 million after tax or $.46 per diluted share). Including the charges, diluted earnings per share for full-year 1999 rose 15% to $1.17 compared with $1.02 per share in 1998.

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         Sales in 1999 increased 1% to a record $5.29 billion versus $5.21 billion in 1998. Excluding the effects of foreign currency translation, sales rose 9% for the year, reflecting 9% unit growth and a 10% increase in active representatives.

         Margins improved significantly in 1999. Gross margin rose 1.2 points to 62.5% and operating margin rose 1.3 points to 13.3%.

         Avon is the world's leading direct seller of beauty and related products, with $5.3 billion in annual revenues. Avon markets to women in 136 countries through 3 million independent sales representatives. Avon product lines include such recognizable brands as Anew, Skin-So-Soft, Avon Color, Far Away, Rare Gold, Perceive and Women of Earth. Avon also markets an extensive line of fashion jewelry, apparel, gifts and collectibles. More information on Avon and its products can be found on the company's award-winning web site htpp://www.avon.com.

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          Cautionary Statement under the Private Securities Litigation
                               Reform Act of 1995

         Statements in this release which are not historical facts or information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other important factors which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management's expectations. Such important factors include, among others, the following: general economic and business conditions in the Company's markets; the Company's ability to implement its business strategy; the Company's ability to achieve anticipated cost savings and profitability targets; the impact of substantial currency exchange devaluations in the Company's principal foreign markets; and the effect of legal and regulatory proceedings and restrictions imposed on the Company or its operations by foreign governments. Additional information identifying such important factors is contained in the Company's Form 10-Q report for the quarter ended September 30, 1999, filed with the S.E.C. The Company undertakes no obligation to update any such forward-looking statements.

NNNN


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                               AVON PRODUCTS, INC.
                        CONSOLIDATED STATEMENT OF INCOME
                      (In millions, except per share data)



                                            Three months ended      Percent           Year ended            Percent
                                                December 31         Change            December 31           Change
                                         -----------------------    -------    ------------------------     -------
                                           1999           1998                   1999            1998
                                         --------       --------               --------        --------
Net sales                                $  1,566.6   $  1,548.9        1%     $  5,289.1    $  5,212.7         1%
                                          ---------    ---------                ---------     ---------

Cost of sales*                                606.6        606.1                  2,031.5       2,053.0
Marketing, distribution and
   administrative expenses                    711.4        709.8                  2,603.0       2,570.0
Special charges                                  -            -                     105.2         116.5
                                          ---------    ---------                ---------     ---------
   Operating profit                           248.6        233.0        7%          549.4         473.2        16%
                                          ---------    ---------                ---------     ---------

Interest expense                               15.4          9.1                     43.2          34.7
Interest income                                (3.3)        (4.4)                   (11.1)        (15.9)
Other expense (income), net                    15.3         (4.1)                    10.7          (1.5)
                                          ---------    ---------                ---------     ---------
   Total other expenses                        27.4          0.6                     42.8          17.3


Income before taxes and minority
   interest                                   221.2        232.4       -5%          506.6         455.9        11%
Income taxes                                   77.2         84.1                    204.2         190.8
                                          ---------    ---------                ---------     ---------
Income before minority interest               144.0        148.3       -3%          302.4         265.1        14%
Minority interest                              (2.3)        (0.2)                     0.0           4.9
                                          ---------    ---------                ---------     ---------

Net income                               $    141.7   $    148.1       -4%     $    302.4    $    270.0        12%
                                          =========    =========                =========     =========
Earnings per share:
Basic                                    $     0.58   $     0.56        4%     $     1.18    $     1.03        15%
                                          =========    =========                =========     =========
Diluted                                  $     0.58   $     0.56        4%     $     1.17    $     1.02        15%
                                          =========    =========                =========     =========
Average shares outstanding:
Basic                                        243.36       262.68                   256.78        263.27
Diluted                                      245.01       265.23                   259.37        265.95


* Years ended 1999 and 1998 include one-time charges of $46.0 and $37.9, respectively, for inventory write-downs.